Exhibit 99.1

F & M Bank Corp.---News and Financials

F & M BANK CORP. REPORTS 2ND QUARTER FINANCIAL RESULTS

TIMBERVILLE, VA—July 20, 2012—F & M Bank Corp. (OTCBB: FMBM), parent company of Farmers & Merchants Bank, announces its financial results for the second quarter ended June 30, 2012 and its recently declared second quarter dividend.

Net income for the second quarter totaled $1.14 million, compared to $1.23 million for the same period in 2011.  Year to date net income for 2012 and 2011 through six months totaled $2.27 million and $1.92 million, respectively. Other notable results include:

●
Net interest income for the second quarter of approximately $4.90 million, compared to $5.01 million for the same period of 2011. Year to date net interest income of $9.90 million in 2012 versus $9.57 million in 2011;

●
Non-interest income, excluding securities transactions, of  approximately $947 thousand and $1.72 million, respectively for the second quarter and year to date 2012, versus $800 thousand and $1.59 million, respectively, for the second quarter and year to date in 2011;

●
Non-interest expense, of  approximately $3.31 million and $6.56 million for the second quarter and year to date 2012, respectively, versus $3.34 million and $6.61 million, respectively, for the second quarter and year to date in 2011;

●	Loans held for investment have decreased $756 thousand, to $450.81 million since year end 2011;
●	Deposits have grown $5.52 million year to date, to a total of $441.47 million.

Our non-performing loans totaled $17.1 million at June 30, 2012, compared to $17.7 million at March 31, 2012, and $14.8 million at December 31, 2011. Foreclosed assets totaled $3.3 million at June 30, 2012, compared to $2.1 million at March 31, 2012 and $3.07 million at December 31, 2011. Our provision for loan losses totaled $1.8 million for the first six months of 2012, compared to $2.2 million for the same period in 2011.  Our loan loss allowance increased to $7.88 million, or 1.75% of total loans held for investment at June 30, 2012, compared to $6.51 million, or 1.42% of total loans held for investment at June 30, 2011.

Dean Withers, President and CEO, commented “We’re pleased with our year to date net income which increased 18.68% or $358 thousand compared to the prior year. This increase was driven by our improved net interest income which increased $327 thousand compared to 2011. The increase versus 2011 was also in spite of a reduction in securities gains of $288 thousand. While credit quality and the resulting funding of the Allowance for Loan Losses continue to place a damper on net income, we are very happy with our core operating results as evidenced by our net interest income and year to date net profit.  On July 19, 2012, our Board of Directors declared a second quarter dividend of $0.16 per share. The dividend will be paid on August 10, 2012, to shareholders of record as of July 31, 2012.” Highlights of the company’s financial performance are included below.

F & M Bank Corp. is an independent, locally-owned, community bank holding company, offering a full range of financial services, through its subsidiary bank, Farmers & Merchants Bank’s nine banking offices in Rockingham, Shenandoah and Page Counties, Virginia. Additional information may be found by contacting us on the internet at www.farmersandmerchants.biz or by calling: (540) 896-8941.

This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

SOURCE:	F & M Bank Corp.
CONTACT:	Neil Hayslett, EVP/CFO, Farmers & Merchants Bank
540-896-8941 or neilhayslett@farmersandmerchants.biz

F & M Bank Corp. Financial Highlights

	For Six Months Ended June 30
INCOME STATEMENT	Unaudited 2012	Unaudited 2011
Interest and Dividend Income	$13,214,976	$13,586,688
Interest Expense	3,318,842	4,018,024
Net Interest Income	9,896,134	9,568,664
Non-Interest Income	1,723,057	1,591,520
Non-Interest Expense	6,565,378	6,610,313
Other Non-Interest Expenses	1,800,000	2,200,000
Income Before Income Taxes & Securities Transactions	3,253,813	2,349,871
Securities Gains (Losses)		288,048
Provision For Income Taxes Less Minority Interest	927,546 51,303	700,926 20,234
Net Income	$2,274,964	$1,916,759
Average Shares Outstanding	2,494,611	2,408,023
Net Income Per Common Share	.91	.80

BALANCE SHEET	Unaudited June 30, 2012	Unaudited June 30, 2011
Cash and Due From Banks	$6,358,850	$6,135,387
Interest Bearing Bank Deposits	1,047,995	1,352,635
Federal Funds Sold	6,560,000
Loans Held for Sale Loans Held for Investment	40,983,781 450,814,236	42,678,589 458,930,060
Less Allowance for Loan Losses	(7,881,397)	(6,507,696)
Net Loans Held for Investment	442,932,839	452,422,364
Securities	21,041,981	23,982,684
Other Assets	34,947,641	28,944,276
Total Assets	$553,873,087	$555,515,935

Deposits	$441,466,701	$434,426,719
Short Term Debt	4,030,058	11,814,346
Long Term Debt	51,262,429	57,178,845
Other Liabilities	9,342,910	6,423,950
Total Liabilities	506,102,098	509,843,860
Stockholders’ Equity	47,770,989	45,672,075
Total Liabilities and Stockholders’ Equity	$553,873,087	$555,515,935
Book Value Per Common Share	$19.14	$18.36